Exhibit 99.1
Enzon Pharmaceuticals, Inc.
685 Route 202/206
Bridgewater, NJ 08807
February 11, 2008
DellaCamera Capital Management, LLC
200 Park Avenue
Suite 3300
New York, NY 10166
Attention: Mr. Ralph DellaCamera, Jr.
Managing Member
Dear Mr. DellaCamera:
     This letter sets forth the agreement between Enzon Pharmaceuticals, Inc. (the “Company”), on the one hand, and DellaCamera Capital Management, LLC (“DCM”), DellaCamera Capital Master Fund, Ltd. (“Master Fund”) and DellaCamera Capital Fund, Ltd., on behalf of themselves and their respective affiliated funds and entities (collectively, the “DellaCamera Entities”), on the other hand, with respect to the matters set forth below:
     1.     The Company irrevocably agrees that on or before May 31, 2008 (the “Effective Date”), the Company’s Board of Directors (the “Board”) will increase the size of the Board by one and add one new, independent director (the “New Director”) to the Board to fill the newly created directorship. The New Director will be “independent” under current Nasdaq Stock Market rules and will be an “independent outside director” as specified in the “2008 U.S. Proxy Voting Guidelines Summary”, dated December 17, 2007, of ISS Governance Services.
     2.     The Board’s Governance and Nominating Committee (the “Committee”), acting in accordance with its regular procedures, before the Effective Date will identify and recommend the New Director for approval by the Board. The Committee may, but shall not be required to, give consideration to one of the individuals nominated by Master Fund in its Notice of Nomination of Directors dated January 14, 2008 (the “Nomination Notice”), submitted by Master Fund to the Company.
     3.     The New Director will be added to Class I of the Board, with a term in office as a director continuing until the Company’s 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”) and until his or her successor is duly elected and qualified.
     4.     Master Fund and DCM, as applicable, irrevocably agree that once the Company publicly discloses this fully executed letter agreement as an exhibit to a Form 8-K filed by the Company with the United States Securities and Exchange Commission and issues a press release of its choosing announcing this letter agreement, then automatically and without any additional action by any party to this letter agreement, (a) Master Fund irrevocably will withdraw, and be deemed to have withdrawn, the Nomination Notice, and (b) DCM irrevocably will withdraw, and be deemed to have withdrawn, its January 11, 2008 letter requesting that the Committee take all steps necessary to add the persons named in the Nomination Notice to the Board. The Company will file the 8-K and issue the press release as soon as is practicable.
     5.     This letter agreement may not be amended or waived except by an instrument in writing signed by all parties. This letter agreement may be signed in any number of counterparts, each of which will be deemed to be an original copy and which, when taken together, shall constitute one agreement. Facsimile signatures shall have the same effect as an original signature. This letter agreement will be governed by the laws of the State of New York without reference to its conflict of laws rules.
     6.     The parties hereto agree that irreparable damage would occur in the event any provision of this letter agreement was not performed in accordance with the terms hereof and that the parties shall be entitled, without the need to post a bond or other security, to the specific performance of the terms hereof, in addition to any other remedies at law or at equity.
     Please confirm your agreement with the provisions of this letter agreement by countersigning and inserting the date in the places indicated below. Upon execution of this letter agreement by all parties, this letter agreement will constitute a valid and binding agreement between the parties enforceable in accordance with its terms.

Very truly yours, ENZON PHARMACEUTICALS, INC.
By:	/s/ Jeffrey H. Buchalter
	Name:	Jeffrey H. Buchalter
	Title:	Chairman, President and Chief Executive Officer

Accepted and Agreed to:
DELLACAMERA CAPITAL MANAGEMENT, LLC,
  on behalf of itself and its affiliates

By:	/s/ Ralph DellaCamera, Jr.	Dated: February 11, 2008
Name: Ralph DellaCamera, Jr.
Title: Managing Member

DELLACAMERA CAPITAL MASTER FUND, LTD.
   on behalf of itself and its affiliates

By:	/s/ Andrew Kurtz Name: Andrew Kurtz Title: Director	Dated: February 11, 2008

DELLACAMERA CAPITAL FUND, LTD.
   on behalf of itself and its affiliates

By:	/s/ Andrew Kurtz Name: Andrew Kurtz. Title: Director	Dated: February 11, 2008

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